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                                                                    Ex. 99 h (3)

                          EXPENSE LIMITATION AGREEMENT

     This EXPENSE LIMITATION AGREEMENT is made as of the 28th day of JUNE 2002 by and between BT INVESTMENT FUNDS, a Massachusetts Business trust (the "Trust"), on behalf of MID CAP FUND AND SMALL CAP FUND (each a Fund, collectively the "Funds"), DEUTSCHE ASSET MANAGEMENT, INC., a Delaware corporation (the "Adviser"), and INVESTMENT COMPANY CAPITAL CORP. (the "Administrator") with respect to the following:

     WHEREAS, the Adviser serves as the Fund's Investment Adviser pursuant to an Investment Advisory Agreement dated April 30, 2001, and the Administrator serves as the Trust's Administrator pursuant to an Administration Agreement dated July 1, 2001, (collectively, the "Agreements").

     NOW, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

     1. The Adviser and Administrator agree to waive their fees and reimburse expenses for the period from June 28, 2002 to January 28, 2004, to the extent necessary so that the total annual operating expenses for Class A, B and C shares of the Fund do not exceed the percentage of average daily net assets set forth on Exhibit A.

     2. Upon the termination of any of the Agreements, this Agreement shall automatically terminate.

     3. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act of 1940, as amended (the "1940 Act") shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission ("SEC") issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Massachusetts.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the day and year first above written.


                                            BT INVESTMENT FUNDS

Attest:  _________________                  By: ________________________
Name:    Amy M. Olmert                          Name:  Daniel O. Hirsch
                                                Title: Secretary




                                                DEUTSCHE ASSET MANAGEMENT, INC.

Attest:  __________________                 By: _____________________
Name:    Amy M. Olmert                          Name:  Richard T. Hale
                                                Title: Vice President




                                                INVESTMENT COMPANY CAPITAL CORP.
Attest:  __________________                 By: _____________________
Name:    Amy M. Olmert                          Name:  Richard T. Hale
                                                Title: President




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                                    Exhibit A

                                   Total Fund Operating Expenses
Fund                               (as a percentage of average daily net assets)
----                               ---------------------------------------------

Mid Cap Fund  - Class A Shares                     1.25%
Mid Cap Fund - Class B Shares                      2.00%
Mid Cap Fund - Class C Shares                      2.00%
Small Cap Fund  - Class A Shares                   1.25%
Small Cap Fund - Class B Shares                    2.00%
Small Cap Fund - Class C Shares                    2.00%